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                                                                     Exhibit 3.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                               HEALTHWATCH, INC.

  We, the undersigned, Sanford L. Schwartz, as President, and Allen R. Goldstone, as Secretary of HealthWatch, Inc., a corporation organized and existing under the laws of the State of Minnesota, do hereby certify that, pursuant to actions taken at the corporation's Annual Meeting of Stockholders held an September 20, 1987, resolutions were duly adopted by the affirmative vote of a majority of the holders of the outstanding shares of common stock of the corporation entitled to vote, amending Article III and adding Article IX to the Articles of Incorporation of the corporation as follows:

                                 "ARTICLE III

               "The total authorized shares of this corporation shall consist of Forty Million (40,000,000) voting common shares. The Common Stock of this corporation shall have a par value of one cent per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and a par value fixed by the Board of Directors for the purpose of a statute or regulation requiring the shares of the corporation to have a par value.

               "Upon the filing in the Office of the Secretary of State of the State of Minnesota of the Certificate of Amendment of the Articles of Incorporation of this corporation whereby Article III is amended to read as set forth herein, each ten (10) issued and outstanding shares of Common Stock of this corporation shall thereby and thereupon be combined into one (1) share of validly issued, fully paid and non-assessable share of Common Stock. Each person at that time holding of record any issued and outstanding share of common Stock shall receive upon surrender thereof to the corporation's authorized agency a stock certificate or certificates to evidence and represent the number of shares of post reverse stock split Common Stock to which the shareholder is entitled after this reverse split; provided, however, that this corporation shall not issue fractional shares of Common Stock in connection with this reverse stock split, but, in lieu thereof, this corporation shall make a cash payment at the rate of $.46 for each share (prior to this reverse stock split) of Common Stock to the holders thereof who would otherwise be entitled to receive fractional shares except for the provisions hereof upon surrender of certificates representing those shares to the corporation's authorized agency. The ownership of such fractional interests shall not entitle the holders thereof to any voting, dividend or other right except the right to receive payment therefor as described above."

                                  "ARTICLE IX

               "A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in
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          good faith or that involve intentional misconduct or a
          knowing violation of law: (iii) liability under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) liability for any transaction from which the director derived an improper personal benefit, or (v) liability for any act or omission occurring prior to the date when this Article becomes effective. If Chapter 302A, the Minnesota Business Corporation Act, hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation an personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification."

               FURTHER RESOLVED, that the President and Secretary of the corporation be, and they hereby are, authorized and directed to file a Certificate of Amendment of the Articles of incorporation of this Company embodying the foregoing resolution and to cause the same to be filed with the Secretary of State of the State of Minnesota in accordance with the laws of the State of Minnesota.

     IN WITNESS WHEREOF, we have hereunto subscribed our names as officers of the corporation pursuant to the foregoing resoluition this 20th day of October, 1987.

                                        HEALTHWATCH, INC.


                                        By: /s/ Sanford L. Schwartz
                                            ---------------------------
                                         Sanford L. Schwartz
                                         President


                                        By: /s/ Allen R. Goldstone
                                            ---------------------------
                                         Allen R. Goldstone
                                         Secretary

   (No Corporate Seal)

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